EXHIBIT 12.1

                      INSILCO CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (in thousands, except ratio data)


                                                                                                                Six Months Ended
                                                1993                                                                 June 30,
                                        --------------------                                                  --------------------
                                          To          From
                                          3/31         4/1      12/31/94   12/31/95    12/31/96   12/31/97      1997        1998
                                        -------      -------    --------   --------    --------   --------    --------    --------
Income from continuing operations
   before income taxes per statement
   of operations.......................  $(5,168)    (27,851)    (14,577)    34,700      38,485     36,818      24,692      13,708
Add:
   Portion of rents representative of
      the interest factor..............      155         478         748        864       1,143      1,479         682         811
   Interest on  indebtedness...........    9,234      26,302      28,427     18,557      17,538     19,530       7,283      13,219
   Amortization of debt expense........      375         603         686        989         848      1,032         479         586
                                         -------      ------      ------     ------      ------     ------      ------      ------
      Income as adjusted...............  $ 4,596        (468)     15,284     55,110      58,014     58,859      33,136      28,324
                                         =======      ======      ======     ======      ======     ======      ======      ======
Fixed charges:
   Interest on indebtendess(1).........    9,312      26,535      28,957     18,955      17,747     19,596       7,285      13,380
                                         -------      ------      ------     ------      ------     ------      ------      ------
   Amortization of debt expense(2).....      375         603         686        989         848      1,032         479         586
                                         -------      ------      ------     ------      ------     ------      ------      ------
   Capitalized interest(3).............       30          91          20        173         202        220          62           5
                                         -------      ------      ------     ------      ------     ------      ------      ------
      Rents............................      464       1,434       2,243      2,593       3,429      4,436       2,045       2,432

   Portion of rents representative
      of the interest factor(4)........      155         478         748        864       1,143      1,479         682         811
                                         -------      ------      ------     ------      ------     ------      ------      ------
      Fixed charges (1)+(2)+(3)+(4)....  $ 9,872      27,707      30,411     20,981      19,940     22,327       8,508      14,782
                                         =======      ======      ======     ======      ======     ======      ======      ======
Ratio of earnings to fixed charges.....    0.47x     (0.02)x       0.50x      2.63x       2.91x      2.64x       3.89x       1.92x
                                         =======      ======      ======     ======      ======     ======      ======      ======
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